EXHIBIT 99.1

[SourcingLink™ LOGO]

INVESTOR RELATIONS CONTACT
Gary Davidson
Chief Financial Officer
858.385.8900, Ext. 301
Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

SOURCINGLINK SECURITIES ELIGIBLE TO BE TRADED
ON OTC BULLETIN BOARD; TO BE REMOVED FROM NASDAQ
SMALLCAP MARKET

SAN DIEGO, CA, August 22, 2002, — SOURCINGLINK.NET, INC. (NASDAQ –SNET), a leading provider of sourcing solutions to the retail industry, today announced that the Company has received notification from Nasdaq that the Company’s common stock will be delisted from the Nasdaq SmallCap Market effective August 22, 2002, because it does not comply with the minimum bid price requirement of $1.00 per share for continued listing set forth in Marketplace Rule 4310(c)(4) and it does not currently meet the continued inclusion requirements for the SmallCap market set forth in Marketplace Rule 4310(c)(2)(B). The Company’s common stock is immediately eligible to trade on the OTC Bulletin Board.

The Company will continue to provide information through filings with the Securities and Exchange Commission.

About SourcingLink:

SourcingLink (www.SourcingLink.net) is a leading provider of sourcing solutions to the retail industry. SourcingLink’s complete sourcing solutions provide the best practices, sourcing tools and methodologies required to succeed at any type of online negotiations. SourcingLink has been concentrating exclusively on the retail industry for over eight years. Our customers include France’s second largest home improvement retailer, Leroy Merlin; bauMax, the number one DIY retailer in central Europe; the world’s second largest retailer, Carrefour; and the WWRE, the world’s premier retail exchange.

SourcingLink is a registered trademark of SourcingLink.net, Inc.

Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ materially, depending on a number of risks and uncertainties. The matters discussed in this announcement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “intends” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to those risks detailed from time to time in the Company’s public disclosure filings with the Securities and Exchange Commission. Copies of the most recent forms 10-KSB and 10-QSB of SourcingLink are available upon request from its corporate office. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the Company.

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